UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2005

Cal Dive International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-22739 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)	77060 (Zip Code)

(281) 618-0400
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 4, 2005, Energy Resource Technology, Inc. (“ERT”), a wholly owned subsidiary of Cal Dive International, Inc. (“CDI”), entered into a Purchase and Sale Agreement (the “Agreement”), with Murphy Exploration & Production Company — USA (“Murphy”), a wholly owned subsidiary of Murphy Oil Corporation, relating to the acquisition of certain properties as described below in Item 2.01, subject to a number of conditions to closing including satisfactory completion of due diligence by ERT and CDI.

A copy of the Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously reported, on June 10, 2005, ERT acquired a mature property package (consisting of eight operated and eleven non-operated fields) on the Gulf of Mexico shelf from Murphy for a purchase price, including both cash and assumed abandonment liability, of approximately $200 million.

For additional information, see Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements of the acquired properties for the periods specified in Rule 3-05(b) of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial statements required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	Exhibits.

10.1	Agreement dated May 4, 2005, by and between Energy Resource Technology, Inc. and Murphy Exploration & Production Company — USA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2005

Cal Dive International, Inc.
By:	/s/ A. WADE PURSELL
A. Wade Pursell
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1	Agreement dated May 4, 2005, by and between Energy Resource Technology, Inc. and Murphy Exploration & Production Company — USA.

4